Exhibit 3.1

NATIONAL STORAGE AFFILIATES TRUST

ARTICLES OF AMENDMENT AND RESTATEMENT

FIRST: National Storage Affiliates Trust, a Maryland real estate investment trust (the “Trust”) formed under Title 8 of the Corporations and Associations Article of the Annotated Code of Maryland (“Title 8”), desires to amend and restate its Declaration of Trust as currently in effect and as hereinafter amended.
SECOND: The following provisions are all the provisions of the Declaration of Trust currently in effect and as hereinafter amended:

ARTICLE I

FORMATION

The Trust is a real estate investment trust within the meaning of Title 8. The Trust shall not be deemed to be a general partnership, limited partnership, joint venture, joint stock company or a corporation but nothing herein shall preclude the Trust from being treated for tax purposes as an association under the Internal Revenue Code of 1986, as amended (the “Code”).

ARTICLE II

NAME

The name of the Trust is:

National Storage Affiliates Trust

Under circumstances in which the Board of Trustees of the Trust (the “Board of Trustees” or “Board”) determines that the use of the name of the Trust is not practicable, the Trust may use any other designation or name for the Trust.

ARTICLE III

PURPOSES AND POWERS

Section 3.1 Purposes. The purposes for which the Trust is formed are to engage in any business and activities that a trust formed under Title 8 may legally engage in, including, without limitation or obligation, engaging in business as a real estate investment trust within the meaning of Section 856 of the Code (a “REIT”).

Section 3.2 Powers. The Trust shall have all of the powers granted to real estate investment trusts by Title 8 and all other powers set forth in the Declaration of Trust of the Trust (the “Declaration of Trust”) which are not inconsistent with law and are appropriate to promote and attain the purposes set forth in the Declaration of Trust.

ARTICLE IV

RESIDENT AGENT

The name of the resident agent of the Trust in the State of Maryland is The Corporation Trust Incorporated, whose post office address is 351 West Camden Street, Baltimore, Maryland 21201. The resident agent is a Maryland corporation. The Trust may have such offices or places of business within or outside the State of Maryland as the Board of Trustees may from time to time determine.

ARTICLE V

BOARD OF TRUSTEES

Section 5.1    Powers. Subject to any express limitations contained in the Declaration of Trust or in the Bylaws of the Trust (the “Bylaws”), (a) the business and affairs of the Trust shall be managed under the direction of the Board of Trustees and (b) the Board shall have full, exclusive and absolute power, control and authority over any and all property of the Trust. The Board may take any action as in its sole judgment and discretion is necessary or appropriate to conduct the business and affairs of the Trust. The Declaration of Trust shall be construed with the presumption in favor of the grant of power and authority to the Board. Any construction of the Declaration of Trust or determination made in good faith by the Board concerning its powers and authority hereunder shall be conclusive. The enumeration and definition of particular powers of the Trustees (as hereinafter defined) included in the Declaration of Trust or in the Bylaws shall in no way be construed or deemed by inference or otherwise in any manner to exclude or limit the powers conferred upon the Board or the Trustees under the general laws of the State of Maryland or any other applicable laws.

The Board, without any action by the shareholders of the Trust, shall have and may exercise, on behalf of the Trust, without limitation, the power to terminate the status under the Code of the Trust as a REIT; to determine that compliance with any restriction or limitation on ownership and transfer of shares of the Trust’s beneficial interest set forth in Article VII of the Declaration of Trust is no longer required in order for the Trust to qualify as a REIT; to adopt, amend and repeal the Bylaws; to elect officers in the manner prescribed in the Bylaws; to solicit proxies from holders of shares of beneficial interest in the Trust; and to do any other acts and deliver any other documents necessary or appropriate to the foregoing powers.

Section 5.2    Number. The number of Trustees (hereinafter the “Trustees”) initially shall be one, which number may be increased or decreased only by the Board of Trustees pursuant to the Bylaws of the Trust. The Trustees shall be elected in the manner provided in the Bylaws or, in order to fill any vacancy on the Board of Trustees, in only the manner provided in the Bylaws, to serve until the next annual meeting of shareholders and until their successors are duly elected and qualify. The name of the Trustee who shall serve until the next annual meeting of shareholders of the Trust and until its successor is duly elected and qualifies is:

National Storage Affiliates Holdings, LLC

It shall not be necessary to list in the Declaration of Trust the names and addresses of any Trustees hereinafter elected.

Except as may be provided by the Board of Trustees in setting the terms of any class or series of Shares (as hereinafter defined), any and all vacancies on the Board of Trustees may be filled only by the affirmative vote of a majority of the remaining Trustees in office, even if the remaining Trustees do not constitute a quorum, and any Trustee elected to fill a vacancy shall serve for the remainder of the full term of the trusteeship in which such vacancy occurred and until a successor is elected and qualifies.

Section 5.3    Removal. Subject to the rights of holders of one or more classes or series of Preferred Shares (as hereinafter defined) to elect or remove one or more Trustees, a Trustee may be removed at any time, with or without cause, at a meeting of the shareholders, by the affirmative vote of shareholders entitled to cast at least two-thirds of the votes entitled to be cast generally in the election of Trustees.

Section 5.4    Determinations by Board. In addition to, and without limitation of the general power of the Board of Trustees under Section 5.1, the determination as to any of the following matters, made by or pursuant to the direction of the Board of Trustees, shall be final and conclusive and shall be binding upon the Trust and every holder of Shares: the amount of the net income of the Trust for any period and the amount of assets at any time legally available for the payment of dividends, acquisition of Shares or the payment of other distributions on Shares; the amount of paid-in surplus, net assets, other surplus, cash flow, funds from operations, adjusted funds from operations, net profit, net assets in excess of capital, undivided profits or excess of profits over losses on sales of assets; the amount, purpose, time of creation, increase or decrease, alteration or cancellation of any reserves or charges and the propriety thereof (whether or not any obligation or liability for which such reserves or charges shall have been created shall have been paid or discharged); any interpretation or resolution of any ambiguity with respect to any provision of the Declaration of Trust (including any of the terms, preferences, conversion or other rights, voting powers or rights, restrictions, limitations as to dividends or distributions, qualifications or terms or conditions of redemption of any class or series of Shares) or of the Bylaws; the number of Shares of any class or series; the fair value, or any sale, bid or asked price to be applied in determining the fair value, of any asset owned or held by the Trust or of any Shares; any matter relating to the acquisition, holding and disposition of any assets by the Trust; any interpretation of the terms and conditions of one or more agreements with any person, corporation, association, company, trust, partnership (limited or general) or other organization; or any other matter relating to the business and affairs of the Trust or required or permitted by applicable law, the Declaration of Trust or Bylaws or otherwise to be determined by the Board of Trustees.

Section 5.5    REIT Qualification. If the Trust elects to qualify for U.S. federal income tax treatment as a REIT, the Board of Trustees shall use its reasonable best efforts to take such actions as are necessary or appropriate to preserve the status of the Trust as a REIT; however, if the Board of Trustees determines that it is no longer in the best interests of the Trust to attempt to, or continue to, qualify as a REIT, the Board of Trustees may, without any action by the shareholders, authorize the Trust to revoke or otherwise terminate the Trust’s REIT election pursuant to Section 856(g) of the Code. The Board of Trustees, in its sole and absolute discretion, also may (a) determine that compliance with any restriction or limitation on ownership and transfer of Shares set forth in Article VII is no longer required for REIT qualification and (b) make any other determination or take any other action pursuant to Article VII.

Section 5.6    Corporate Opportunities. The Trust shall have the power, by resolution of the Board of Trustees, to renounce any interest or expectancy of the Trust in, or in being offered an opportunity to participate in, business opportunities or classes or categories of business opportunities that are presented to the Trust or developed by or presented to one or more trustees or officers of the Trust.

Section 5.7    Subtitle 8. In accordance with Section 3-802(c) of the MGCL, the Trust is prohibited from electing to be subject to any provision of Subtitle 8 of the MGCL, unless such election is approved by the affirmative vote of a majority of the votes cast on the matter by stockholders entitled to vote generally in the election of trustees.

ARTICLE VI

SHARES OF BENEFICIAL INTEREST

Section 6.1    Authorized Shares. The beneficial interest in the Trust shall be divided into shares of beneficial interest (the “Shares”). The Trust has authority to issue 250,000,000 common shares of beneficial interest, $0.01 par value per share (“Common Shares”), and 50,000,000 preferred shares of beneficial interest, $0.01 par value per share (“Preferred Shares”). If Shares of one class or series are classified or reclassified into Shares of another class or series pursuant to Section 6.2, 6.3 or 6.4 of this Article VI, the number of authorized Shares of the former class or series shall be automatically decreased and the number of Shares of the latter class or series shall be automatically increased, in each case by the number of Shares so classified or reclassified, so that the aggregate number of Shares of all classes and series that the Trust has authority to issue shall not be more than the total number of Shares set forth in the second sentence of this paragraph. The Board of Trustees, with the approval of a majority of the entire Board and without any action by the shareholders of the Trust, may amend the Declaration of Trust from time to time to increase or decrease the aggregate number of Shares or the number of Shares of any class or series that the Trust has authority to issue.

Section 6.2    Common Shares. Subject to the provisions of Article VII and except as may otherwise be specified in the Declaration of Trust, each Common Share shall entitle the holder thereof to one vote on each matter upon which holders of Common Shares are entitled to vote. The Board of Trustees may reclassify any unissued Common Shares from time to time into one or more classes or series of Shares.

Section 6.3    Preferred Shares. The Board of Trustees may classify any unissued Preferred Shares and reclassify any previously classified but unissued Preferred Shares of any series from time to time, into one or more series of Shares.

Section 6.4    Classified or Reclassified Shares. Prior to issuance of classified or reclassified Shares of any class or series, the Board of Trustees by resolution shall (a) designate that class or series to distinguish it from all other classes and series of Shares; (b) specify the number of Shares to be included in the class or series; (c) set or change, subject to the provisions of Article VII and subject to the express terms of any class or series of Shares outstanding at the time, the preferences, conversion or other rights, voting powers, restrictions, limitations as to dividends and other distributions, qualifications and terms and conditions of redemption for each class or series; and (d) cause the Trust to file articles supplementary with the State Department of Assessments and Taxation of Maryland (the “SDAT”). Any of the terms of any class or series of Shares set or changed pursuant to clause (c) of this Section 6.4 may be made dependent upon facts or events ascertainable outside the Declaration of Trust (including determinations made by the Board of Trustees or other facts or events within the control of the Trust) or action by the Trust or any other person or body) and may vary among holders thereof, provided that the manner in which such facts, events or variations shall operate upon the terms of such class or series of Shares is clearly and expressly set forth in the articles supplementary filed with the SDAT.

Section 6.5    Authorization by Board of Share Issuance. The Board of Trustees may authorize the issuance from time to time of Shares of any class or series, whether now or hereafter authorized, or securities or rights convertible into Shares of any class or series, whether now or hereafter authorized, for such consideration (whether in cash, property, past or future services, obligation for future payment or otherwise) as the Board of Trustees may deem advisable (or without consideration in the case of a Share split or Share dividend), subject to such restrictions or limitations, if any, as may be set forth in the Declaration of Trust or the Bylaws.

Section 6.6    Dividends and Distributions. The Board of Trustees may from time to time authorize the Trust to declare and pay to shareholders such dividends or other distributions, in cash or other assets of the Trust or in securities of the Trust, including in Shares of one class or series payable to holders of Shares of another class or series, or from any other source as the Board of Trustees in its sole and absolute discretion shall determine. The Board of Trustees shall endeavor to cause the Trust to declare and pay such dividends and distributions as shall be necessary for the Trust to qualify under the Code as a REIT; however, shareholders shall have no right to any dividend or distribution unless and until authorized by the Board and declared by the Trust. The exercise of the powers and rights of the Board of Trustees pursuant to this Section 6.6 shall be subject to the provisions of any class or series of Shares at the time outstanding. Notwithstanding any other provision in the Declaration of Trust, no determination shall be made by the Board of Trustees nor shall any transaction be entered into by the Trust which would cause any Shares or other beneficial interest in the Trust not to constitute “transferable shares” or “transferable certificates of beneficial interest” under Section 856(a)(2) of the Code or which would cause any distribution to constitute a preferential dividend as described in Section 562(c) of the Code.

Section 6.7    General Nature of Shares. All Shares shall be personal property entitling the shareholders only to those rights provided in the Declaration of Trust. The shareholders shall have no interest in the property of the Trust and shall have no right to compel any partition, division, dividend or distribution of the Trust or of the property of the Trust. The death of a shareholder shall not terminate the Trust. The Trust is entitled to treat as shareholders only those persons in whose names Shares are registered as holders of Shares on the share ledger of the Trust.

Section 6.8    Fractional Shares. The Trust may, without the consent or approval of any shareholder, issue fractional Shares, eliminate a fraction of a Share by rounding up or down to a full Share, arrange for the disposition of a fraction of a Share by the person entitled to it, or pay cash for the fair value of a fraction of a Share.

Section 6.9    Declaration and Bylaws. The rights of all shareholders and the terms of all Shares are subject to the provisions of the Declaration of Trust and the Bylaws.

Section 6.10    Divisions and Combinations of Shares. Subject to an express provision to the contrary in the terms of any class or series of Shares hereafter authorized, the Board of Trustees shall have the power to divide or combine the outstanding Shares of any class or series, without a vote of shareholders, so long as the number of Shares combined into one Share in any such combination or series of combinations within any period of twelve months is not greater than ten.

ARTICLE VII

RESTRICTION ON TRANSFER AND OWNERSHIP OF SHARES

Section 7.1    Definitions. For the purpose of this Article VII, the following terms shall have the following meanings:

Aggregate Share Ownership Limit. The term “Aggregate Share Ownership Limit” shall mean not more than 9.8 percent (in value or in number of shares, whichever is more restrictive) of the aggregate of the outstanding Equity Shares, or such other percentage determined by the Board of Trustees in accordance with Section 7.2.8.

        Beneficial Ownership. The term “Beneficial Ownership” shall mean ownership of Equity Shares by a Person, whether the interest in Equity Shares is held directly or indirectly (including by a nominee), and shall include interests that would be treated as owned through the application of Section 544 of the Code, as modified by Sections 856(h)(1)(B) and 856(h)(3) of the Code. The terms “Beneficial Owner,” “Beneficially Owns” and “Beneficially Owned” shall have the correlative meanings.

Business Day. The term “Business Day” shall mean any day, other than a Saturday or Sunday, that is neither a legal holiday nor a day on which banking institutions in New York City are authorized or required by law, regulation or executive order to close.

Charitable Beneficiary. The term “Charitable Beneficiary” shall mean one or more beneficiaries of the Charitable Trust as determined pursuant to Section 7.3.6, provided that each such organization must be described in Section 501(c)(3) of the Code and contributions to each such organization must be eligible for deduction under each of Sections 170(b)(1)(A), 2055 and 2522 of the Code.

Charitable Trust. The term “Charitable Trust” shall mean any trust provided for in Section 7.3.1.

Charitable Trustee. The term “Charitable Trustee” shall mean the Person unaffiliated with the Trust and any Prohibited Owner, that is appointed by the Trust to serve as trustee of the Charitable Trust.

Common Share Ownership Limit. The term “Common Share Ownership Limit” shall mean not more than 9.8 percent (in value or in number of shares, whichever is more restrictive) of the aggregate of the outstanding Common Shares, or such other percentage determined by the Board of Trustees in accordance with Section 7.2.8.

Constructive Ownership. The term “Constructive Ownership” shall mean ownership of Equity Shares by a Person, whether the interest in Equity Shares is held directly or indirectly (including by a nominee), and shall include interests that would be treated as owned through the application of Section 318(a) of the Code, as modified by Section 856(d)(5) of the Code. The terms “Constructive Owner,” “Constructively Owns” and “Constructively Owned” shall have the correlative meanings.

Declaration of Trust. The term “Declaration of Trust” shall mean these Articles of Amendment and Restatement as accepted for record by the SDAT, and any amendments thereto.

Equity Shares. The term “Equity Shares” shall mean Shares of all classes or series, including, without limitation, Common Shares and Preferred Shares.

Excepted Holder. The term “Excepted Holder” shall mean a Person for whom an Excepted Holder Limit is created by the Declaration of Trust or by the Board of Trustees pursuant to Section 7.2.7.

Excepted Holder Limit. The term “Excepted Holder Limit” shall mean, provided that the affected Excepted Holder agrees to comply with any requirements established by the Board of Trustees pursuant to Section 7.2.7 and subject to adjustment pursuant to Section 7.2.7(d), the percentage limit established by the Board of Trustees pursuant to Section 7.2.7.

Initial Date. The term “Initial Date” shall mean the date of the closing of the issuance of Common Shares pursuant to the initial underwritten public offering of the Trust.

Market Price. The term “Market Price” on any date shall mean, with respect to any class or series of outstanding Equity Shares, the Closing Price for such Equity Shares on such date. The “Closing Price” on any date shall mean the last sale price for such Equity Shares, regular way, or, in case no such sale takes place on such day, the average of the closing bid and asked prices, regular way, for such Equity Shares, in either case as reported in the principal consolidated transaction reporting system with respect to securities listed or admitted to trading on the NYSE or, if such Equity Shares are not listed or admitted to trading on the NYSE, as reported on the principal consolidated transaction reporting system with respect to securities listed on the principal national securities exchange on which such Equity Shares are listed or admitted to trading or, if such Equity Shares are not listed or admitted to trading on any national securities exchange, the last quoted price, or, if not so quoted, the average of the high bid and low asked prices in the over-the-counter market, as reported by the principal automated quotation system that may then be in use or, if such Equity Shares are not quoted by any such system, the average of the closing bid and asked prices as furnished by a professional market maker making a market in such Equity Shares selected by the Board of Trustees or, in the event that no trading price is available for such Equity Shares, the fair market value of Equity Shares, as determined by the Board of Trustees.

NYSE. The term “NYSE” shall mean the New York Stock Exchange, Inc.

Person. The term “Person” shall mean an individual, corporation, partnership, estate, trust (including a trust qualified under Sections 401(a) or 501(c)(17) of the Code), a portion of a trust permanently set aside for or to be used exclusively for the purposes described in Section 642(c) of the Code, association, private foundation within the meaning of
Section 509(a) of the Code, joint stock company or other entity and also includes a group as that term is used for purposes of Section 13(d)(3) of the Securities Exchange Act of 1934, as amended, and a group to which an Excepted Holder Limit applies.

Preferred Share Ownership Limit. The term “Preferred Share Ownership Limit” shall mean not more than 9.8 percent (in value or in number of shares, whichever is more restrictive) of the aggregate of the outstanding Preferred Shares of any class or series, or such other percentage determined by the Board of Trustees in accordance with Section 7.2.8.
Prohibited Owner. The term “Prohibited Owner” shall mean, with respect to any purported Transfer, any Person that, but for the provisions of Section 7.2.1, would Beneficially Own or Constructively Own Equity Shares in violation of Section 7.2.1, and if appropriate in the context, shall also mean any Person who would have been the record owner of Equity Shares that the Prohibited Owner would have so owned.

REIT. The term “REIT” shall mean a real estate investment trust within the meaning of Section 856 of the Code.

Restriction Termination Date. The term “Restriction Termination Date” shall mean the first day after the Initial Date on which the Board of Trustees determines that it is no longer in the best interests of the Trust to attempt to, or continue to, qualify as a REIT or that compliance with the applicable restriction or limitation on Beneficial Ownership, Constructive Ownership or Transfer of Equity Shares set forth herein is no longer required in order for the Trust to qualify as a REIT.

SDAT. The term “SDAT” shall mean the State Department of Assessments and Taxation of Maryland.

Transfer. The term “Transfer” shall mean any issuance, sale, transfer, redemption, conversion, gift, assignment, devise or other disposition, as well as any other event that causes any Person to acquire or change its Beneficial Ownership or Constructive Ownership, or any agreement to take any such actions or cause any such events, of Equity Shares or the right to vote (other than solely pursuant to a revocable proxy) or receive dividends on Equity Shares, including (a) the granting or exercise of any option (or any disposition of any option), (b) any disposition of any securities or rights convertible into or exchangeable for Equity Shares or any interest in Equity Shares or any exercise of any such conversion or exchange right and (c) Transfers of interests in other entities that result in changes in Beneficial Ownership or Constructive Ownership of Equity Shares; in each case, whether voluntary or involuntary, whether owned of record, Constructively Owned or Beneficially Owned and whether by operation of law or otherwise. The terms “Transferring” and “Transferred” shall have the correlative meanings.

Section 7.2    Equity Shares.

Section 7.2.1    Ownership Limitations. During the period commencing on the Initial Date and prior to the Restriction Termination Date, but subject to Section 7.4:

(a)	Basic Restrictions.

(i) (1) No Person, other than a Person exempted pursuant to Section 7.2.7 or an Excepted Holder, shall Beneficially Own or Constructively Own Equity Shares in excess of the Aggregate Share Ownership Limit, (2) no Person, other than a Person exempted pursuant to Section 7.2.7 or an Excepted Holder, shall Beneficially Own or Constructively Own Common Shares in excess of the Common Share Ownership Limit, (3) no Person, other than a Person exempted pursuant to Section 7.2.7 or an Excepted Holder, shall Beneficially Own or Constructively Own Preferred Shares in excess of the Preferred Share Ownership Limit and (4) no Excepted Holder shall Beneficially Own or Constructively Own Equity Shares in excess of the Excepted Holder Limit for such Excepted Holder.

(ii)    No Person shall Beneficially Own or Constructively Own Equity Shares to the extent that such Beneficial Ownership or Constructive Ownership of Equity Shares would result in the Trust being “closely held” within the meaning of Section 856(h) of the Code (without regard to whether the ownership interest is held during the last half of a taxable year), or otherwise failing to qualify as a REIT (including, but not limited to, Beneficial Ownership or Constructive Ownership that would result in the Trust owning (actually or Constructively) an interest in a tenant that is described in Section 856(d)(2)(B) of the Code if the income derived by the Trust from such tenant could cause the Trust to fail to satisfy any of the gross income requirements of Section 856(c) of the Code).

(iii) Notwithstanding any other provisions contained herein, any Transfer of Equity Shares (whether or not such Transfer is the result of a transaction entered into through the facilities of the NYSE or any other national securities exchange) that, if effective, would result in Equity Shares being beneficially owned by fewer than 100 Persons (determined under the principles of Section 856(a)(5) of the Code) shall be void ab initio, and the intended transferee shall acquire no rights in such Equity Shares.

(b)    Transfer in Trust. If any Transfer of Equity Shares (whether or not such Transfer is the result of a transaction entered into through the facilities of the NYSE or any other national securities exchange) occurs which, if effective, would result in any Person Beneficially Owning or Constructively Owning Equity Shares in violation of Section 7.2.1(a)(i) or (ii),

(i)    then that number of Equity Shares the Beneficial Ownership or Constructive Ownership of which otherwise would cause such Person to violate Section 7.2.1(a)(i) or (ii) (rounded up to the nearest whole share) shall be automatically transferred to a Charitable Trust for the benefit of a Charitable Beneficiary, as described in Section 7.3, effective as of the close of business on the Business Day prior to the date of such Transfer, and such Person shall acquire no rights in such Equity Shares; or

(ii)    if the transfer to the Charitable Trust described in clause (i) of this sentence would not be effective for any reason to prevent the violation of Section 7.2.1(a)(i) or (ii), then the Transfer of that number of Equity Shares that otherwise would cause any Person to violate Section 7.2.1(a)(i) or (ii) shall be void ab initio, and the intended transferee shall acquire no rights in such Equity Shares.

(iii)    To the extent that, upon a transfer of Equity Shares pursuant to this Section 7.2.1(b), a violation of any provision of this Article VII would nonetheless be continuing (for example where the ownership of Equity Shares by a single Charitable Trust would violate the 100 shareholder requirement applicable to REITs), then Equity Shares shall be transferred to that number of Charitable Trusts, each having a distinct Charitable Trustee and a Charitable Beneficiary or Beneficiaries that are distinct from those of each other Charitable Trust, such that there is no violation of any provision of this Article VII.

Section 7.2.2    Remedies for Breach. If the Board of Trustees or any duly authorized committee thereof shall at any time determine that a Transfer or other event has taken place that results in a violation of Section 7.2.1 or that a Person intends to acquire or has attempted to acquire Beneficial Ownership or Constructive Ownership of any Equity Shares in violation of Section 7.2.1 (whether or not such violation is intended), the Board of Trustees or such committee thereof may take such action as it deems advisable to refuse to give effect to or to prevent such

Transfer or other event, including, without limitation, causing the Trust to redeem Equity Shares, refusing to give effect to such Transfer on the books of the Trust or instituting proceedings to enjoin such Transfer or other event; provided, however, that any Transfer or attempted Transfer or other event in violation of Section 7.2.1 shall automatically result in the transfer to the Charitable Trust described above, and, where applicable, such Transfer (or other event) shall be void ab initio as provided above irrespective of any action (or non-action) by the Board of Trustees or such committee thereof.

Section 7.2.3    Notice of Restricted Transfer. Any Person who acquires or attempts or intends to acquire Beneficial Ownership or Constructive Ownership of Equity Shares that will or may violate Section 7.2.1(a) and any Person who would have owned Equity Shares that resulted in a transfer to the Charitable Trust pursuant to the provisions of Section 7.2.1(b), shall immediately give written notice to the Trust of such event or, in the case of such a proposed or attempted transaction, give at least 15 days prior written notice, and shall provide to the Trust such other information as the Trust may request in order to determine the effect, if any, of such Transfer on the Trust’s qualification as a REIT.

Section 7.2.4    Owners Required To Provide Information. From the Initial Date and prior to the Restriction Termination Date:

(a)    every owner of more than five percent (or such lower percentage as required by the Code or the U.S. Treasury Department Regulations promulgated thereunder) of the outstanding Equity Shares, within 30 days after the end of each taxable year, shall give written notice to the Trust stating the name and address of such owner, the number of Equity Shares of each class or series Beneficially Owned and a description of the manner in which such shares are held. Each such owner shall provide promptly to the Trust in writing such additional information as the Trust may request in order to determine the effect, if any, of such Beneficial Ownership on the Trust’s qualification as a REIT and to ensure compliance with the Common Share Ownership Limit, the Preferred Share Ownership Limit and the Aggregate Share Ownership Limit; and

(b)    each Person who is a Beneficial Owner or Constructive Owner of Equity Shares and each Person (including the shareholder of record) who is holding Equity Shares for a Beneficial Owner or Constructive Owner shall provide to the Trust in writing such information as the Trust may request, in good faith, in order to determine the Trust’s qualification as a REIT and to comply with the requirements of any taxing authority or governmental authority or to determine such compliance.

Section 7.2.5    Remedies Not Limited. Subject to Section 5.5, nothing contained in this Section 7.2 shall limit the authority of the Board of Trustees to take such other action as it deems necessary or advisable to protect the Trust and the interests of its shareholders in preserving the Trust’s qualification as a REIT.

Section 7.2.6    Ambiguity. In the case of an ambiguity in the application of any of the provisions of this Section 7.2, Section 7.3 or any definition contained in Section 7.1, the

Board of Trustees shall have the power to determine the application of the provisions of this Section 7.2 or Section 7.3 or any such definition with respect to any situation based on the facts known to it. In the event Section 7.2 or 7.3 requires an action by the Board of Trustees and the Declaration of Trust fails to provide specific guidance with respect to such action, the Board of Trustees shall have the power to determine the action to be taken so long as such action is not contrary to the provisions of Sections 7.1, 7.2 or 7.3. Absent a decision to the contrary by the Board of Trustees (which the Board may make in its sole and absolute discretion), if a Person would have (but for the remedies set forth in Section 7.2.2) acquired Beneficial Ownership or Constructive Ownership of Equity Shares in violation of Section 7.2.1, such remedies (as applicable) shall apply first to the Equity Shares which, but for such remedies, would have been Beneficially Owned or Constructively Owned (but not actually owned) by such Person, pro rata among the Persons who actually own such Equity Shares based upon the relative number of the Equity Shares held by each such Person.

Section 7.2.7    Exceptions.

(a)    Subject to Section 7.2.1(a)(ii), the Board of Trustees, in its sole discretion, may exempt (prospectively or retroactively) a Person from the Aggregate Share Ownership Limit, the Preferred Share Ownership Limit and/or the Common Share Ownership Limit, as the case may be, and may establish or increase an Excepted Holder Limit for such Person if:

(i)    the Board of Trustees obtains such information, representations or undertakings from such Person as are reasonably necessary, in the reasonable discretion of the Board of Trustees, to ascertain that no individual’s (as defined in Section 542(a)(2) of the Code) Beneficial Ownership or Constructive Ownership of such Equity Shares will violate Section 7.2.1(a)(ii);
(ii)    such Person provides the Board of Trustees with information including, to the extent necessary, representations and undertakings, satisfactory to the Board of Trustees in its reasonable discretion that demonstrates that such Person will not own, actually or Constructively, an interest in a tenant of the Trust (or a tenant of any entity owned or controlled by the Trust) that would cause the Trust to own, actually or Constructively, a 10% interest (as set forth in Section 856(d)(2)(B) of the Code) in such tenant (for this purpose, a tenant from whom the Trust (or an entity owned or controlled by the Trust) derives (and is expected to continue to derive) a sufficiently small amount of revenue such that, in the opinion of the Board of Trustees, rent from such tenant would not adversely affect the Trust’s ability to qualify as a REIT shall not be treated as a tenant of the Trust); and

(iii) such Person agrees that any violation or attempted violation of such representations or undertakings may result in such Equity Shares being automatically transferred to a Charitable Trust in accordance with Sections 7.2.1(b) and 7.3.

(b)    Prior to granting any exception pursuant to Section 7.2.7(a), the Board of Trustees may require a ruling from the Internal Revenue Service, or an opinion of counsel, in either case in form and substance satisfactory to the Board of Trustees in its sole discretion, as it may deem necessary or advisable in order to determine or ensure the Trust’s qualification as a REIT. Notwithstanding the receipt of any ruling or opinion, the Board of Trustees may impose such conditions or restrictions as it deems appropriate in connection with granting such exception.

(c)    Subject to Section 7.2.1(a)(ii), an underwriter which participates in a public offering or a private placement of Equity Shares (or securities convertible into or exchangeable for Equity Shares) may Beneficially Own or Constructively Own Equity Shares (or securities convertible into or exchangeable for Equity Shares) in excess of the Aggregate Share Ownership Limit, the Preferred Share Ownership Limit, the Common Share Ownership Limit, or all such limits, but only to the extent necessary to facilitate such public offering or private placement.

(d)    The Board of Trustees may only reduce the Excepted Holder Limit for an Excepted Holder: (1) with the written consent of such Excepted Holder at any time, or (2) pursuant to the terms and conditions of the agreements and undertakings entered into with such Excepted Holder in connection with the establishment of the Excepted Holder Limit for that Excepted Holder. No Excepted Holder Limit shall be reduced to a percentage that is less than the Aggregate Share Ownership Limit, the Preferred Share Ownership Limit and/or the Common Share Ownership Limit, as the case may be.

Section 7.2.8    Increase or Decrease in Aggregate Share Ownership Limit, Preferred Stock Ownership Limit and Common Share Ownership Limit.

(a)    Subject to Section 7.2.1(a)(ii), the Board of Trustees may from time to time increase or decrease the Common Share Ownership Limit, the Preferred Share Ownership Limit and the Aggregate Share Ownership Limit, or any of them; provided, however, that any decreased Common Share Ownership Limit, Preferred Share Ownership Limit and/or Aggregate Share Ownership Limit will not be effective for any Person whose percentage ownership in Common Shares, Preferred Shares of any class or series or Equity Shares is in excess of such decreased Common Share Ownership Limit, Preferred Share Ownership Limit or Aggregate Share Ownership Limit until such time as such Person’s percentage of Common Shares, Preferred Shares of any class or series or Equity Shares equals or falls below the decreased Common Share Ownership Limit, Preferred Share Ownership Limit and/or Aggregate Share Ownership Limit, but any further acquisition of Common Shares, Preferred Shares of any class or series or Equity Shares in excess of such percentage ownership of Common Shares, Preferred Shares or Equity Shares will be in violation of the Common Share Ownership Limit, Preferred Share Ownership Limit and/or Aggregate Share Ownership Limit.

(b)    Prior to increasing or decreasing the Common Share Ownership Limit, the Preferred Share Ownership Limit or the Aggregate Share Ownership Limit pursuant to Section 7.2.8(a), the Board of Trustees may require such opinions of counsel, affidavits, undertakings or agreements, in any case in form and substance satisfactory to the Board of Trustees in its sole discretion, as it may deem necessary or advisable in order to determine or ensure the Trust’s qualification as a REIT.

Section 7.2.9    Legend. Each certificate for Equity Shares, if certificated, shall bear substantially the following legend:

The shares evidenced by this certificate are subject to restrictions on Beneficial Ownership and Constructive Ownership and Transfer for the purpose, among others, of the Trust’s maintenance of its qualification as a real estate investment trust under the Internal Revenue Code of 1986, as amended (the “Code”). Subject to certain further restrictions and except as expressly provided in the Trust’s Declaration of Trust, (i) no Person may Beneficially Own or Constructively Own Common Shares in excess of the 9.8 percent (in value or number of shares, whichever is more restrictive) of the outstanding Common Shares unless such Person is exempt from such limitation or is an Excepted Holder (in which case the Excepted Holder Limit shall be applicable); (ii) no Person may Beneficially Own or Constructively Own Preferred Shares of any class or series in excess of 9.8 percent (in value or number of shares, whichever is more restrictive) of the outstanding Preferred Shares of such class or series, unless such Person is exempt from such limitation or is an Excepted Holder (in which case the Excepted Holder Limit shall be applicable); (iii) no Person may Beneficially Own or Constructively Own Equity Shares in excess of 9.8 percent (in value or number of shares, whichever is more restrictive) of the total outstanding Equity Shares, unless such Person is exempt from such limitation or is an Excepted Holder (in which case the Excepted Holder Limit shall be applicable); (iv) no Person may Beneficially Own or Constructively Own Equity Shares that would result in the Trust being “closely held” under Section 856(h) of the Code (without regard to whether the ownership interest is held during the last half of a taxable year) or otherwise cause the Trust to fail to qualify as a REIT; and (v) any Transfer of Equity Shares that, if effective, would result in the Equity Shares being beneficially owned by less than 100 persons (as determined under the principles of Section 856(a)(5) of the Code) shall be void ab initio, and the intended transferee shall acquire no rights in such Equity Shares. Any Person who Beneficially Owns or Constructively Owns or attempts to Beneficially Own or Constructively Own Equity Shares which causes or will cause a Person to Beneficially Own or Constructively Own Equity Shares in excess or in violation of the above limitations must immediately notify the Trust or, in the case of such a proposed or attempted transaction, give at least 15 days prior written notice. If any of the restrictions on transfer or ownership as set forth in (i), (ii), (iii) or (iv) above are violated, the Equity Shares in excess or in violation of the above limitations will be transferred automatically to a Trustee of a Charitable Trust for the benefit of one or more Charitable

Beneficiaries. Furthermore, upon the occurrence of certain events, attempted Transfers in violation of the restrictions described above may be void ab initio. All capitalized terms in this legend have the meanings defined in the Trust’s Declaration of Trust, as the same may be amended from time to time, a copy of which, including the restrictions on transfer and ownership, will be furnished to each holder of Equity Shares on request and without charge. Requests for such a copy may be directed to the Secretary of the Trust at its principal office.

Instead of the foregoing legend, any certificate may state that the Trust will furnish a full statement about certain restrictions on transferability to a shareholder on request and without charge.

Section 7.3    Transfer of Equity Shares in Trust.

Section 7.3.1    Ownership in Trust. Upon any purported Transfer or other event described in Section 7.2.1(b) that would result in a transfer of Equity Shares to a Charitable Trust, such Equity Shares shall be deemed to have been transferred to the Charitable Trustee as trustee of a Charitable Trust for the exclusive benefit of one or more Charitable Beneficiaries. Such transfer to the Charitable Trustee shall be effective as of the close of business on the Business Day prior to the purported Transfer or other event that results in the transfer to the Charitable Trust pursuant to Section 7.2.1(b). The Charitable Trustee shall be appointed by the Trust and shall be a Person unaffiliated with the Trust and any Prohibited Owner. Each Charitable Beneficiary shall be designated by the Trust as provided in Section 7.3.6.

Section 7.3.2    Status of Shares Held by the Charitable Trustee. Equity Shares held by the Charitable Trustee shall be issued and outstanding Equity Shares. The Prohibited Owner shall have no rights in the shares held by the Charitable Trustee. The Prohibited Owner shall not benefit economically from ownership of any shares held in trust by the Charitable Trustee, shall have no rights to dividends or other distributions and shall not possess any rights to vote or other rights attributable to the shares held in the Charitable Trust.

Section 7.3.3    Dividend and Voting Rights. The Charitable Trustee shall have all voting rights and rights to dividends or other distributions with respect to Equity Shares held in the Charitable Trust, which rights shall be exercised for the exclusive benefit of the Charitable Beneficiary. Any dividend or other distribution paid prior to the discovery by the Trust that Equity Shares have been transferred to the Charitable Trustee shall be paid by the recipient of such dividend or distribution to the Charitable Trustee upon demand and any dividend or other distribution authorized but unpaid shall be paid when due to the Charitable Trustee. Any dividends or distributions with regard to Equity Shares held in the Charitable Trust paid to the Charitable Trustee shall be held in trust for the Charitable Beneficiary. The Prohibited Owner shall have no voting rights with respect to shares held in the Charitable Trust and, subject to Maryland law, effective as of the date that Equity Shares have been transferred to the Charitable Trustee, the Charitable Trustee shall have the authority (at the Charitable Trustee’s sole discretion) (i) to rescind as void any vote cast by a Prohibited Owner prior to the discovery by the Trust that the Equity Shares have been transferred to the Charitable Trustee and (ii) to recast such vote in accordance with the desires of the Charitable Trustee acting for the benefit of the Charitable Beneficiary; provided, however, that if the Trust has already taken irreversible trust action, then the Charitable Trustee shall not have the authority to rescind and recast such vote. Notwithstanding the provisions of this Article VII, until the Trust has received notification that the Equity Shares have been transferred into a Charitable Trust, the Trust shall be entitled to rely on its share transfer and other shareholder records for purposes of preparing lists of shareholders entitled to vote at meetings, determining the validity and authority of proxies and otherwise conducting votes of shareholders.

Section 7.3.4    Sale of Shares by Charitable Trustee. Within 20 days of receiving notice from the Trust that Equity Shares have been transferred to the Charitable Trust, the Charitable Trustee shall sell the shares held in the Charitable Trust to a person, designated by the Charitable Trustee, whose ownership of the shares will not violate the ownership limitations set forth in Section 7.2.1(a). Upon such sale, the interest of the Charitable Beneficiary in the shares sold shall terminate and the Charitable Trustee shall distribute the net proceeds of the sale to the Prohibited Owner and to the Charitable Beneficiary as provided in this Section 7.3.4. The Prohibited Owner shall receive the lesser of (1) the price paid by the Prohibited Owner for the shares or, if the event causing the shares to be held in the Charitable Trust did not involve the purchase of such shares at Market Price, the Market Price of the shares on the day of the event causing the shares to be held in the Charitable Trust and (2) the price per share received by the Charitable Trustee (net of any commissions and other expenses of sale) from the sale or other disposition of the shares held in the Charitable Trust. The Charitable Trustee may reduce the amount payable to the Prohibited Owners by the amount of dividends and other distributions which have been paid to the Prohibited Owner and are owed by the Prohibited Owner to the Charitable Trustee pursuant to Section 7.3.3 of this Article VII. Any net sales proceeds in excess of the amount payable to the Prohibited Owner shall be immediately paid to the Charitable Beneficiary, together with any other amounts held by the Charitable Trustee for the Charitable Beneficiary. If, prior to the discovery by the Trust that Equity Shares have been transferred to the Charitable Trustee, such shares are sold by a Prohibited Owner, then (i) such shares shall be deemed to have been sold on behalf of the Charitable Trust and (ii) to the extent that the Prohibited Owner received an amount for such shares that exceeds the amount that such Prohibited Owner was entitled to receive pursuant to this Section 7.3.4, such excess shall be paid to the Charitable Trustee upon demand.

Section 7.3.5    Purchase Right in Shares Transferred to the Charitable Trustee. Equity Shares transferred to the Charitable Trustee shall be deemed to have been offered for sale to the Trust, or its designee, at a price per share equal to the lesser of (i) the price per share in the transaction that resulted in such transfer to the Charitable Trustee (or, if the event that resulted in the Transfer to the Charitable Trustee did not involve a purchase of such shares at Market Price, the Market Price of such shares on the day of the event that resulted in the Transfer of such shares to the Charitable Trustee) and (ii) the Market Price on the date the Trust, or its designee, accepts such offer. The Trust may reduce the amount payable to the Charitable Trustee by the amount of dividends and other distributions which has been paid to the Prohibited Owner and is owed by the Prohibited Owner to the Charitable Trustee pursuant to Section 7.3.3 of this Article VII and may pay the amount of such reduction to the Charitable Trustee for the benefit of the Charitable

Beneficiary. The Trust shall have the right to accept such offer until the Charitable Trustee has sold the shares held in the Charitable Trust pursuant to Section 7.3.4. Upon such a sale to the Trust, the interest of the Charitable Beneficiary in the shares sold shall terminate and the Charitable Trustee shall distribute the net proceeds of the sale to the Prohibited Owner and any dividends or other distributions held by the Charitable Trustee with respect to such shares shall be paid to the Charitable Beneficiary.

Section 7.3.6    Designation of Charitable Beneficiaries. By written notice to the Charitable Trustee, the Trust shall designate one or more nonprofit organizations to be the Charitable Beneficiary of the interest in the Charitable Trust such that Equity Shares held in the Charitable Trust would not violate the restrictions set forth in Section 7.2.1(a) in the hands of such Charitable Beneficiary. Neither the failure of the Trust to make such designation nor the failure of the Trust to appoint the Charitable Trustee before the automatic transfer provided in Section 7.2.1(b) shall make such transfer ineffective, provided that the Trust thereafter makes such designation and appointment.

Section 7.4    NYSE Transactions. Nothing in this Article VII shall preclude the settlement of any transaction entered into through the facilities of the NYSE or any other national securities exchange or automated inter-dealer quotation system. The fact that the settlement of any transaction occurs shall not negate the effect of any other provision of this Article VII and any transferee in such a transaction shall be subject to all of the provisions and limitations set forth in this Article VII.

Section 7.5    Enforcement. The Trust is authorized specifically to seek equitable relief, including injunctive relief, to enforce the provisions of this Article VII.

Section 7.6    Non-Waiver. No delay or failure on the part of the Trust or the Board of Trustees in exercising any right hereunder shall operate as a waiver of any right of the Trust or the Board of Trustees, as the case may be, except to the extent specifically waived in writing.

Section 7.7    Severability. If any provision of this Article VII or any application of any such provision is determined to be invalid by any federal or state court having jurisdiction over the issues, the validity of the remaining provisions shall not be affected and other applications of such provisions shall be affected only to the extent necessary to comply with the determination of such court.

ARTICLE VIII

SHAREHOLDERS

Section 8.1    Meetings. There shall be an annual meeting of the shareholders, to be held on proper notice at such time (after the delivery of the annual report) and convenient location as shall be determined by or in the manner prescribed in the Bylaws, for the election of the Trustees, if required, and for the transaction of any other business within the powers of the Trust. Except as otherwise provided in the Declaration of Trust, special meetings of shareholders may be called only in the manner provided in the Bylaws. A special meeting of the shareholders of the Trust shall be called by the secretary of the Trust to act on any matter that may properly be considered at a meeting of shareholders upon the written request of shareholders entitled to cast a majority of the votes entitled to be cast on such matter at such meeting in accordance with the procedures for the request and calling of such a meeting as set forth in the Bylaws. If there are no Trustees, the officers of the Trust shall promptly call a special meeting of the shareholders entitled to vote for the election of successor Trustees. Any meeting may be adjourned and reconvened as the Trustees determine or as provided in the Bylaws.

Section 8.2    Voting Rights. Subject to the provisions of any class or series of Shares then outstanding, the shareholders shall be entitled to vote on the following matters: (a) election of Trustees as provided in Section 5.2 and the removal of Trustees as provided in Section 5.3; (b) amendment of the Declaration of Trust as provided in Article X; (c) termination of the Trust as provided in Section 12.2; (d) merger, conversion or consolidation of the Trust, to the extent a vote of the shareholders is required by Title 8; (e) any sale, lease, exchange or other transfer of substantially all of the assets of the Trust declared advisable by the Board of Trustees to the extent as a stockholder of a Maryland corporation would be entitled to vote on a transfer of assets under the Maryland General Corporation Law, as provided in Article XI; and (f) such other matters with respect to which the Board of Trustees has adopted a resolution declaring that a proposed action is advisable and directing that the matter be submitted to the shareholders for approval or ratification. Except with respect to the foregoing matters, the shareholders shall not be entitled to vote and no action taken by the shareholders shall in any way bind the Board of Trustees.

Section 8.3    Preemptive and Appraisal Rights. Except as may be provided by the Board of Trustees in setting the terms of classified or reclassified Shares pursuant to Section 6.4, or as may otherwise be provided by contract approved by the Board of Trustees, no holder of Shares shall, as such holder, have any preemptive right to purchase or subscribe for any additional Shares of the Trust or any other security of the Trust which it may issue or sell. Holders of shares of beneficial interest shall not be entitled to exercise any rights of an objecting shareholder provided for under Title 8 and Title 3, Subtitle 2 of the Maryland General Corporation Law or any successor statute unless the Board of Trustees, upon the affirmative vote of a majority of the Board of Trustees and upon such terms and conditions as specified by the Board of Trustees, shall determine that such rights apply, with respect to all or any shares of all or any classes or series of shares of beneficial interest, to one or more transactions occurring after the date of such determination in connection with which holders of such shares would otherwise be entitled to exercise such rights.

Section 8.4    Extraordinary Actions. Except as specifically provided in Section 5.3 (relating to removal of Trustees) and in Section 10.3 (relating to certain amendments to the Declaration of Trust), notwithstanding any provision of law permitting or requiring any action to be taken or approved by the affirmative vote of the holders of Shares entitled to cast a greater number of votes, any such action shall be effective and valid if declared advisable by the Board of Trustees and taken or approved by the affirmative vote of holders of Shares entitled to cast a majority of all the votes entitled to be cast on the matter.

Section 8.5    Board Approval. The submission of any action of the Trust to the shareholders for their consideration shall first be approved by the Board of Trustees.

Section 8.6    Action By Shareholders without a Meeting. The Bylaws of the Trust may provide that any action required or permitted to be taken by the shareholders may be taken without a meeting by the consent, in writing or by electronic transmission, in any manner permitted by the Bylaws, of the shareholders entitled to cast a sufficient number of votes to approve the matter as required by statute, the Declaration of Trust or the Bylaws of the Trust, as the case may be.

ARTICLE IX

LIABILITY LIMITATION, INDEMNIFICATION
AND TRANSACTIONS WITH THE TRUST

Section 9.1    Limitation of Shareholder Liability. No shareholder shall be liable for any debt, claim, demand, judgment or obligation of any kind of, against or with respect to the Trust by reason of his being a shareholder, nor shall any shareholder be subject to any personal liability whatsoever, in tort, contract or otherwise, to any person in connection with the property or the affairs of the Trust by reason of his being a shareholder.

Section 9.2    Limitation of Trustee and Officer Liability. To the maximum extent that Maryland law in effect from time to time permits limitation of the liability of trustees and officers of a real estate investment trust, no present or former Trustee or officer of the Trust shall be liable to the Trust or to any shareholder for money damages. Neither the amendment nor repeal of this Section 9.2, nor the adoption or amendment of any other provision of the Declaration of Trust inconsistent with this Section 9.2, shall apply to or affect in any respect the applicability of the preceding sentence with respect to any act or failure to act which occurred prior to such amendment, repeal or adoption.

Section 9.3    Indemnification. The Trust shall have the power, to the maximum extent permitted by Maryland law in effect from time to time, to obligate itself to indemnify, and to pay or reimburse reasonable expenses in advance of final disposition of a proceeding to, (a) any individual who is a present or former shareholder, Trustee or officer of the Trust or (b) any individual who, while a Trustee or officer of the Trust and at the request of the Trust, serves or has served as a trustee, director, officer, member, manager or partner of another real estate investment trust, corporation, limited liability company, partnership, joint venture, trust, employee benefit plan or any other enterprise from and against any claim or liability to which such person may become subject or which such person may incur by reason of his or her service in such capacity or capacities. The Trust shall have the power, with the approval of its Board of Trustees, to provide such indemnification and advancement of expenses to a person who served a predecessor of the Trust in any of the capacities described in (a) or (b) above and to any employee or agent of the Trust or a predecessor of the Trust.

Section 9.4    Transactions Between the Trust and its Trustees, Officers, Employees and Agents. Subject to any express restrictions in the Declaration of Trust or adopted by the Trustees in the Bylaws or by resolution, the Trust may enter into any contract or transaction of any kind with any person, including any Trustee, officer, employee or agent of the Trust or any person affiliated with a Trustee, officer, employee or agent of the Trust, whether or not any of them has a financial interest in such transaction.

ARTICLE X

AMENDMENTS

Section 10.1    General. The Trust reserves the right from time to time to make any amendment to the Declaration of Trust, now or hereafter authorized by law, including any amendment altering the terms or contract rights, as expressly set forth in the Declaration of Trust, of any Shares. All rights and powers conferred by the Declaration of Trust on shareholders, Trustees and officers are granted subject to this reservation. An amendment to the Declaration of Trust shall be signed, acknowledged and filed as required by Maryland law. All references to the Declaration of Trust shall include all amendments thereto.

Section 10.2    By Trustees. The Trustees may amend the Declaration of Trust from time to time, in the manner provided by Title 8, without any action by the shareholders, (i) to qualify as a REIT under the Code or as a real estate investment trust under Title 8, (ii) in any respect in which the charter of a corporation may be amended in accordance with Section 2-605 of the Maryland General Corporation Law and (iii) as otherwise provided in the Declaration of Trust.

Section 10.3    By Shareholders. Except as otherwise provided in the Declaration of Trust, any amendment to the Declaration of Trust shall be valid only if advised by the Board of Trustees and approved by the affirmative vote of a majority of all the votes entitled to be cast on the matter. Any amendment to Section 5.3, to Article VII or to this sentence of the Declaration of Trust shall be valid only if approved by the affirmative vote of two-thirds of all the votes entitled to be cast on the matter.

ARTICLE XI

MERGER, CONVERSION, CONSOLIDATION OR SALE OF TRUST PROPERTY

Subject to the provisions of any class or series of Shares at the time outstanding, the Trust may (a) merge or convert the Trust into another entity, (b) consolidate the Trust with one or more other entities into a new entity or (c) sell, lease, exchange or otherwise transfer all or substantially all of the Trust’s property. Any such action must be approved by the Board of Trustees, unless approval of the shareholders is required pursuant to Section 8.2, in which case, such action must be declared advisable by the Board of Trustees and approved by the affirmative vote of shareholders entitled to cast at least a majority of all the votes entitled to be cast on the matter.

ARTICLE XII

DURATION AND TERMINATION OF TRUST

Section 12.1    Duration. The Trust shall continue perpetually unless terminated pursuant to Section 12.2 or pursuant to any applicable provision of Title 8.

Section 12.2    Termination.

(a)    Subject to the provisions of any class or series of Shares at the time outstanding, after approval by a majority of the entire Board of Trustees, the Trust may be terminated at any meeting of shareholders or at any other time by the affirmative vote of a majority of all the votes entitled to be cast on the matter. Upon the termination of the Trust:

(i)    The Trust shall carry on no business except for the purpose of winding up its affairs.

(ii)    The Trustees shall proceed to wind up the affairs of the Trust and all of the powers of the Trustees under the Declaration of Trust shall continue, including the powers to fulfill or discharge the Trust’s contracts, collect its assets, sell, convey, assign, exchange, transfer or otherwise dispose of all or any part of the remaining property of the Trust to one or more persons at public or private sale for consideration which may consist in whole or in part of cash, securities or other property of any kind, discharge or pay its liabilities and do all other acts appropriate to liquidate its business. The Trustees may appoint any officer of the Trust or any other person to supervise the winding up of the affairs of the Trust and delegate to such officer or such person any or all powers of the Trustees in this regard.

(iii) After paying or adequately providing for the payment of all liabilities, and upon receipt of such releases, indemnities and agreements as they deem necessary for their protection, the Trust may distribute the remaining property of the Trust among the shareholders so that after payment in full or the setting apart for payment of such preferential amounts, if any, to which the holders of any Shares at the time outstanding shall be entitled, the remaining property of the Trust shall, subject to any participating or similar rights of Shares at the time outstanding, be distributed ratably among the holders of Common Shares at the time outstanding.

(b)    After termination of the Trust, the liquidation of its business and the distribution to the shareholders as herein provided, a majority of the Trustees shall execute and file with the Trust’s records a document certifying that the Trust has been duly terminated, and the Trustees shall be discharged from all liabilities and duties hereunder, and the rights and interests of all shareholders shall cease.

ARTICLE XIII

MISCELLANEOUS

Section 13.1    Governing Law. The Declaration of Trust is executed by the undersigned Trustees and delivered in the State of Maryland with reference to the laws thereof, and the rights of all parties and the validity, construction and effect of every provision hereof shall be subject to and construed according to the laws of the State of Maryland without regard to conflicts of laws provisions thereof.

Section 13.2    Reliance by Third Parties. Any certificate shall be final and conclusive as to any person dealing with the Trust if executed by the Secretary or an Assistant Secretary of the Trust or a Trustee, and if certifying to: (a) the number or identity of Trustees, officers of the Trust or shareholders; (b) the due authorization of the execution of any document; (c) the action or vote taken, and the existence of a quorum, at a meeting of the Board of Trustees or shareholders; (d) a copy of the Declaration of Trust or of the Bylaws as a true and complete copy as then in force; (e) an amendment to the Declaration of Trust; (f) the termination of the Trust; or (g) the existence of any fact relating to the affairs of the Trust. No purchaser, lender, transfer agent or other person shall be bound to make any inquiry concerning the validity of any transaction purporting to be made by the Trust on its behalf or by any officer, employee or agent of the Trust.

Section 13.3    Severability.

(a)    The provisions of the Declaration of Trust are severable, and if the Board of Trustees shall determine, with the advice of counsel, that any one or more of such provisions (the “Conflicting Provisions”) are in conflict with the Code, Title 8 or other applicable federal or state laws, the Conflicting Provisions, to the extent of the conflict, shall be deemed never to have constituted a part of the Declaration of Trust, even without any amendment of the Declaration of Trust pursuant to Article X and without affecting or impairing any of the remaining provisions of the Declaration of Trust or rendering invalid or improper any action taken or omitted prior to such determination. No Trustee shall be liable for making or failing to make such a determination. In the event of any such determination by the Board of Trustees, the Board shall amend the Declaration of Trust in the manner provided in Section 10.2.

(b)    If any provision of the Declaration of Trust shall be held invalid or unenforceable in any jurisdiction, such holding shall apply only to the extent of any such invalidity or unenforceability and shall not in any manner affect, impair or render invalid or unenforceable such provision in any other jurisdiction or any other provision of the Declaration of Trust in any jurisdiction.

Section 13.4    Construction. In the Declaration of Trust, unless the context otherwise requires, words used in the singular or in the plural include both the plural and singular and words denoting any gender include all genders. The title and headings of different parts are inserted for convenience and shall not affect the meaning, construction or effect of the Declaration of Trust. In defining or interpreting the powers and duties of the Trust and its Trustees and officers, reference shall be made, to the extent appropriate and not inconsistent with the Code or Title 8, to Titles 1 through 3 of the Corporations and Associations Article of the Annotated Code of Maryland.

Section 13.5    Recordation. The Declaration of Trust and any amendment hereto shall be filed for record with the SDAT and may also be filed or recorded in such other places as the Trustees deem appropriate, but failure to file for record the Declaration of Trust or any amendment hereto in any office other than in the State of Maryland shall not affect or impair the validity or effectiveness of the Declaration of Trust or any amendment hereto. A restated Declaration of Trust shall, upon filing, be conclusive evidence of all amendments contained therein and may thereafter be referred to in lieu of the original Declaration of Trust and the various amendments thereto.
THIRD: The amendment to and restatement of the Declaration of Trust of the Trust as hereinabove set forth have been duly advised by the Board of Trustees and approved by the shareholders of the Trust as required by law.
FOURTH: The total number of shares of beneficial interest which the Trust had authority to issue immediately prior to this amendment and restatement was 1,000, consisting of 1,000 Common Shares, $0.01 par value per share. The aggregate par value of all shares of beneficial interest having par value was $10.00.
FIFTH: The total number of shares of beneficial interest which the Trust has authority to issue pursuant to the foregoing amendment and restatement of the Declaration of Trust is 300,000,000, consisting of 250,000,000 Common Shares, $0.01 par value per share, and 50,000,000 Preferred Shares, $0.01 par value per share. The aggregate par value of all authorized shares of beneficial interest having par value is $3,000,000.
SIXTH: The undersigned Chief Executive Officer and President acknowledges these Articles of Amendment and Restatement to be the trust act of the Trust and, as to all matters or facts required to be verified under oath, the undersigned Chief Executive Officer and President acknowledges that to the best of his knowledge, information and belief, these matters and facts are true in all material respects and that this statement is made under the penalties for perjury.

- Signature page follows -

IN WITNESS WHEREOF, the Trust has caused these Articles of Amendment and Restatement to be signed in its name and on its behalf by its Chief Executive Officer and President and attested to by its Chief Financial Officer, Treasurer and Secretary on this ______ day of ____________, 2015.

ATTEST:                NATIONAL STORAGE AFFILIATES HOLDINGS, LLC,
as sole trustee of National Storage Affiliates Trust

_________________________    By:______________________________________
Name:    Tamara D. Fischer        Name:    Arlen D. Nordhagen,
Title:    Chief Financial Officer,    Title:    Chief Executive Officer and President
Treasurer and Secretary